Exhibit 99.1

For Immediate Release

Contact:

William W. Ranson

Senior Vice President and CFO

804-273-1160

wranson@1capitalbank.com

First Capital Bancorp, Inc.

Reports Results for the First Quarter of 2009

April 23, 2009, Glen Allen, Virginia. First Capital Bancorp, Inc. (the “Company”) (NASDAQ symbol: FCVA), the bank holding company for First Capital Bank (the “Bank”), today reported results for the quarter ended March 31, 2009.

First Capital Bancorp, Inc. announced today, earnings for the quarter ended March 31, 2009 totaled $102 thousand or $.03 per share compared to $415 thousand or $.14 per diluted share for the same period in 2008.

Nonperforming assets totaled $8.2 million at March 31, 2009, consisted of nonaccrual loans of $3.9 million and other real estate owned of $4.3 million, represented 1.7% of assets as of March 31, 2009, up from 1.5% of assets as of December 31, 2008. It should be noted that subsequent to the end of the quarter, nonperforming assets were reduced by $2.6 million to $5.6 million or 32.0% without any additional loss to the Company. There were no loans 90 days past due and still accruing at March 31, 2009. Nonperforming assets totaled $59 thousand at March 31, 2008.

Loans charged-off totaled $198 thousand during the first quarter of 2009 as compared to no charge-offs in the quarter ended March 31, 2008. The allowance for loan losses stood at 1.34% as of March 31, 2009 compared to .89% at March 31, 2008 reflecting the continued deterioration of the economy in the fourth quarter of 2008 and the first quarter of 2009. The provision for loans losses was $215 thousand in the first quarter of 2009. Management will continue to monitor delinquencies, risk rating changes, charge-offs, market trends and other indicators of risk in the Company’s portfolio, particularly those tied to residential real estate, and adjust the allowance for loan losses accordingly.

Net interest margin deteriorated to 2.38% for the quarter ended March 31, 2009 down from 2.60% for the fourth quarter of 2008 and 3.16% from the first quarter of 2008 primarily due to the following factors:

•	Increase in nonaccrual loans during the quarter resulting in reversal of interest income.

•	Rapid reduction of interest rates in the past year as assets repriced more quickly than liabilities.

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Excess liquidity averaging $17.7 million for the quarter resulting from deposit growth outpacing loan growth during the quarter. This cost the Company approximately $96 thousand in net income during the quarter.

Net interest income is down 9.4%, or $263 thousand compared to the first quarter of 2008. Interest income declined $149 thousand, or 2.5%, with a $59 thousand decline in loan interest income, and a $90 thousand decline in investment and federal funds sold income. Interest expense increased $114 thousand as deposit increases more than offset rate decreases. The average rate on interest bearing deposits decreased from 4.33% for the first quarter of 2008 to 3.55% for the quarter ended March 31, 2009. The year over year decline in net interest income, reflects the rapidly declining rate environment of 2008. The Federal Reserve Bank dropped the federal funds target rate and the associated prime rate of interest 400 basis points from December 31, 2007 to December 31, 2008. Approximately 36.0% of the Bank’s loan portfolio is tied to this key rate. Although the vast majority of our time deposits are set to reprice in the next six to twelve months and will continue to lower funding costs, this rapid reduction in rates put pressure on our net interest margin during the quarter.

Noninterest expense increased $345 thousand or 17.2% for the three months ended March 31, 2009 as compared to the same period in 2008. The largest increases in noninterest expense occurred in salaries and employee benefits of $145 thousand for the three months ended March 31, 2009 as compared to the first quarter of 2008. This increase reflects the additional branch opened in Bon Air in June 2008. Professional services increased $58 thousand primarily due to legal fees associated with OREO and nonperforming real estate loans. FDIC insurance increased $62 thousand reflecting higher premiums on an increased base.

Total assets at March 31, 2009 were $473.0 million, up $80.3 million, or 20.5%, from total assets at March 31, 2008. Average loans of $377.8 million for the first quarter of 2009 were up 23.2% compared to $306.7 million for the first quarter of 2008. Average deposits of $319.3 million for the quarter ended March 31, 2009 reflect an increase of 31.5% compared to $242.9 million in the same quarter of 2008. The Company’s capital position remains strong as the Company exceeded all regulatory capital requirements to be well capitalized with a Total Risk-based Capital ratio of 12.12% and Tier 1 Risk-based Capital ratio of 10.35%. Regulatory guidelines defined “well capitalized” as Total Risk-based Capital ratio of 10.0% and Tier 1 Risk-based Capital ratio of 6.00%.

On April 3, 2009, the Company issued an 8-K reporting it had accepted approximately $10.9 million in TARP funds from the U.S. Treasury. “While the Company was well capitalized prior to receiving these funds, the additional capital will allow the Company to adequately deal with potential issues in its existing portfolio as well as provide for the lending needs of its customers” said John Presley, First Capital Bancorp, Inc. Managing Director and CEO.

On April 3, 2009, the Company announced that it had signed a definite merger agreement with Eastern Virginia Bankshares, Inc (“EVB”). The combined company (pending shareholder and regulatory approval) will have $1.6 billion in total assets and 32 branches in the Central Virginia Market. Bob Watts, President and CEO of First Capital Bank stated “The strategic alliance between EVB and First Capital Bank will provide tremendous opportunities for our shareholders, employees and customers as we strive to build the premier bank in Central Virginia.”

The Company currently operates seven branches in WestMark, Chesterfield Towne Center, at the James Center in downtown, Richmond, near Willow Lawn on Staples Mill Road, Bon Air in Chesterfield County, in Ashland, and 7100 Three Chopt Road at Patterson and Three Chopt Road.

Forward-Looking Statements

Readers are cautioned that this press release contains forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current knowledge, assumptions, and analyses, which it believes are appropriate in the circumstances regarding future events, and may address issues that involve significant risks including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in general economic, competitive, and business conditions; significant changes in or additions to laws and regulatory requirements; and significant changes in securities markets. Additionally, such aforementioned uncertainties, assumptions, and estimates, may cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements.

First Capital Bank…Where People Matter.

First Capital Bancorp, Inc.

Financial Highlights

(Dollars in thousands, except per share amounts)

	March 31,
	2009	2008
Balance Sheet Data:

Total assets	$472,970	$392,649
Loans, net	373,214	314,391
Deposits	377,088	294,916
Borrowings	58,612	59,739
Stockholders’ equity	35,169	35,376
Book value per share	$11.84	$11.91
Total shares outstanding	2,971,171	2,971,171

Asset Quality Ratios
Allowance for loan losses	$5,080	$2,819
Nonperforming assets	8,227	59
Net charge-offs	196	(5)
Allowance for loan losses to total loans	1.34%	0.89%
Nonperforming assets % of total loans & OREO	2.15%	0.02%
Net charge-off to average loans	0.05%	0.00%

	Three Months Ended March 31,
	2009	2008
Selected Operating Data:

Interest income	$5,875	$6,024
Interest expense	3,337	3,223

Net interest income	2,538	2,801
Provision for loan losses	215	325
Noninterest income	181	172
Noninterest expense	2,350	2,005

Income before income tax	154	643
Income tax expense	52	228

Net (loss)income	$102	$415

Income per share
Basic	$0.03	$0.14

Diluted	$0.03	$0.14

Selected Performance Ratios:
Return on average assets	0.09%	0.45%
Return on average equity	1.18%	4.76%
Net interest margin	2.38%	3.16%
Efficiency	86.44%	67.40%
Equity to assets	7.44%	9.02%

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